EXHIBIT 99.1



                                PRESS RELEASE


CONTACT:       Martin M. Shea                            For Immediate Release
               Triarc Companies, Inc.
               212/230-3030



                       TRIARC'S NATIONAL PROPANE UNIT
                        FILES INITIAL PUBLIC OFFERING

     NEW YORK, NEW YORK -- March 27, 1996 -- Triarc Companies, Inc. (NYSE:
TRY) today announced that its National Propane subsidiary has formed a master limited partnership (MLP), National Propane Partners, L.P., which has filed with the Securities and Exchange Commission a registration statement for the initial public offering of approximately 6.2 million common units. This represents an approximate 52% interest in the MLP. National Propane Corporation, the Triarc subsidiary, will be the general partner of the MLP and retain an approximate 48% interest in the partnership. The partnership is also expected to issue approximately $120 million of long-term senior secured debt. The partnership intends to use a substantial portion of the net proceeds from the equity and debt issuances to repay existing debt and to make certain payments and advances aggregating approximately $110 million to Triarc.

     The managing underwriters for the offering are Merrill Lynch & Co. and Donaldson, Lufkin & Jenrette Securities Corporation. When available, copies of the preliminary prospectus may be obtained from Merrill Lynch & Co., 250 Vesey Street, New York, New York 10281. The offering of the common units representing limited partner interests in the MLP is expected to commence during the second quarter of 1996.

     A registration statement with respect to the offering of the MLP's common units has been filed with the Securities and Exchange Commission, but has not yet become effective. The offering of the MLP units will be made only by means of a prospectus. The MLP common units may not be sold, nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the MLP common units in any State in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

     The senior secured debt to be issued by the partnership will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     Through its four core businesses, restaurants (Arby's, Inc.), beverages (Royal Crown Company, Inc. and Mistic Brands, Inc.), textiles (Graniteville Company and C.H. Patrick & Co., Inc.) and liquefied petroleum gas (National Propane Corporation), Triarc Companies, Inc. currently has annual revenues of more than $1 billion.

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